SELLING AND SERVICE AGREEMENT

This Selling and Service Agreement (“Agreement”) is entered into between _________ ("Financial Intermediary"), a ____________ corporation, having its principal place of business at         , and GWFS Equities , Inc. ("GWFS") a Delaware corporation, having its principal place of business at Greenwood Village, Colorado 80111, with respect to those series of Great-West Funds, Inc. (the “Great-West Funds”) named in Schedule A (each such series, a “Fund,” and collectively, the “Funds”), as such schedule may be amended from time to time, for whose shares of beneficial interest ("shares") GWFS serves as principal underwriter.

1.	Status of Financial Intermediary. Financial Intermediary represents and warrants to GWFS:

(a) That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 ("Exchange Act"); that it is registered with the Securities and Exchange Commission ("SEC") pursuant to Section 15 of the Exchange Act; that it is a member of the Financial Industry Regulatory Authority ("FINRA"); that its customer’s accounts are insured by the Securities Investors Protection Corporation ("SIPC"); and that, during the term of this Agreement, it will abide by all of the rules and regulations of the FINRA including, without limitation, the FINRA Conduct Rules. Financial Intermediary agrees to notify GWFS immediately in the event of (1) the termination of its coverage by the SIPC, (2) its expulsion or suspension from the FINRA or (3) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Financial Intermediary’s expulsion from the FINRA will automatically terminate this Agreement immediately without notice. Suspension of Financial Intermediary from the FINRA for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon GWFS’s written notice of termination to Financial Intermediary.

2.	Financial Intermediary Acts as Agent for its Customers. The parties agree that in performing its services under this Agreement:

(a) Financial Intermediary is acting as agent for its customer;

(b) The customer is a customer of Financial Intermediary, including without limitation for compliance with all applicable suitability, “Know Your Customer,” anti-money laundering, Customer Identification Program under the USA Patriot Act of 2001, and other requirements of federal and state law and regulatory and self-regulatory rules and regulations governing transactions and accounts, as now or hereafter in effect and as otherwise set forth in this Agreement;

(c) Each transaction is initiated solely upon the order of the customer;

(d) As between Financial Intermediary and its customer, the customer will have full beneficial ownership of all shares;

(e) Each transaction shall be for the account of the customer and not for Financial Intermediary’s account;

(f) Each transaction shall be without recourse to Financial Intermediary provided that Financial Intermediary acts in accordance with the terms of this Agreement; and

(g) Except for the limited purpose of receiving orders for share transactions from its customers as described in this Agreement, Financial Intermediary shall have no authority to act as agent for GWFS or the Funds.

3.
Offer and Sale of Shares. Financial Intermediary will offer and sell Fund shares only in accordance with the terms and conditions of the applicable current Fund prospectus ("Prospectus") and Statement of Additional Information ("SAI") and applicable rules, regulations and requirements. Financial Intermediary will make no representations concerning any shares not included in the Prospectus or SAI or in any authorized supplemental sales material supplied to Financial Intermediary by GWFS or the Funds.

4.	Execution of Orders for Purchase and Redemption of Shares.

(a) All accepted orders for the purchase of any shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable initial sales load, if any) and all accepted orders for the redemption of any shares shall be executed at the next determined net asset value per share, in each case as described in the Prospectus. Any applicable deferred sales charge, redemption fee, or similar charge or fee will be deducted by the Funds prior to the transmission of the redemption proceeds to Financial Intermediary or its customer. GWFS and the Funds reserve the right to reject any purchase request in their sole discretion.

(b) If Class A shares are offered through Financial Intermediary’s platform, the execution of all orders for share transactions will be subject to the terms of the Prospectus and GWFS’ written instructions to Financial Intermediary from time to time, and if executed through Fund/SERV, the DTCC’s rules and procedures. Specifically, the Financial Intermediary certifies that:

(i) all orders received by Financial Intermediary or its "Correspondents" (as defined in Section 4(g) below) prior to the earlier of the close of trading on the New York Stock Exchange or the close of a Fund (generally, 4:00 p.m., Eastern Time ("ET")) ("Market Close") on any day that a Fund is open for business ("Day 1") will be electronically transmitted to the Funds no later than the last NSCC cycle on Day1 (“Day 1 Trade”); and

(ii) all orders received by Financial Intermediary or its Correspondents after the Market Close on Day 1, but prior to the Market Close on Day 2 (the next day that the Fund is open for business) ("Day 2 Trades") will be electronically transmitted to the Funds no later than the last NSCC cycle on Day 2.

(iii) if the NSCC Fund/SERV system is not available or if the Financial Intermediary cannot electronically transmit Day 1 Trades or Day 2 Trades, Financial Intermediary will transmit such orders by facsimile by 8:00 A.M. ET on Day 2 or the day following Day 2, as applicable. .

(c) If Class A shares are not offered through Financial Intermediary’s platform, the execution of all orders for share transactions will be subject to the terms of the Prospectus and GWFS’ written instructions to Financial Intermediary from time to time, and if executed through DTCC Insurance Services, the DTCC’s rules and procedures. Specifically, the Financial Intermediary certifies that:

(i) all orders received by Financial Intermediary or its "Correspondents" (as defined in Section 4(g) below) will be electronically transmitted to GWFS by Market Close (such orders are referred to as "Day 1 Trades"); and

(ii) all orders received by GWFS after the Market Close on Day 1, but prior to the Market Close on Day 2 are Day 2 Trades.

(iii) if DTCC Insurance Services is not available or if the Financial Intermediary cannot electronically transmit Day 1 Trades or Day 2 Trades, Financial Intermediary will transmit such orders by facsimile by the deadlines set forth in sections 4(c)(i) or 4(c)(ii) above, as applicable, in accordance with GWFS’s policies.

(d) Day 1 Trades will be effected at the net asset value per share calculated as of the Market Close on Day 1, and Day 2 Trades will be effected at the net asset value per Share calculated as of the Market Close on Day 2. Consistent with the foregoing, the Funds will consider Day 1 Trades (Day 2 Trades) as received by the Funds prior to the Market Close on Day 1 (Day 2) for all purposes, including, without limitation, effecting distributions.

(e) The Financial Intermediary agrees that neither the Funds, GWFS nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by the Financial Intermediary’s customer or (ii) to determine the suitability of a particular Fund or class of shares for such customer. The Funds, GWFS and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary or any of its customers resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

(f) Payments for shares shall be made as specified in the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, GWFS reserves the right, without notice, to cancel the sale and to hold the Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

(g) Financial Intermediary confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase and redemption orders from its customers and transmitting them to the Funds. Financial Intermediary may authorize such intermediaries as it deems appropriate ("Correspondents") to receive orders on the Funds’ behalf. Financial Intermediary shall be liable to the Funds for each Correspondent’s compliance with applicable regulations, requirements and this Section

4 to the same extent as if Financial Intermediary itself had acted or failed to act instead of the Correspondent.

(h) Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i) Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended ("Investment Company Act");

(ii) the provisions of this Agreement; and

(iii) the Prospectus and SAI.

(i) Financial Intermediary further certifies that it:

(i) has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(ii) has determined that each Correspondent has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(iii) will provide information and further certification to GWFS or its designee to verify compliance with this Section 4; and

(iv) will cooperate in monitoring and enforcing Great-West Funds’ market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by Great-West Funds from time to time.

5.
Shareholder Information. To the extent Financial Intermediary is a “financial intermediary” with respect to the Funds, as that term is defined in Schedule B and Rule 22c-2 under the 1940 Act, Financial Intermediary agrees to comply with the additional terms and conditions set forth in Schedule B.

6.
Multi-Class Distribution Arrangements. Financial Intermediary understands and acknowledges that the Funds may offer shares in multiple classes, and represents and warrants that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each available class of shares, (ii) that each customer is offered only shares that are suitable investments for him or her, (iii) that each customer is given the opportunity to obtain sales charge break points or other sales charge reductions and discounts as detailed in the Prospectus, and (iv) proper supervision of its representatives in recommending and offering the shares of multiple classes to its customers.

7.
Blue Sky. GWFS will make available to Financial Intermediary a list of the states or other jurisdictions in which shares are eligible for sale, which list may be revised from time to time. Financial Intermediary agrees to sell or offer to sell shares only in the states and other jurisdictions appearing on the most recent list received from GWFS.

8.	Initial Sales Loads Payable to Financial Intermediary.

(a) On each purchase order accepted by GWFS, Financial Intermediary will be entitled to receive the applicable percentage of the initial sales load, if any, as established by GWFS from the amount paid by Financial Intermediary’s customer. The initial sales loads for any Fund shall be those set forth in the Prospectus. The portion of the initial sales load payable to Financial Intermediary may be changed at any time, at GWFS’ sole discretion, upon written notice to Financial Intermediary.

(b) Orders shall be settled by Financial Intermediary by payment of the full purchase price, in which case GWFS shall pay Financial Intermediary, not less frequently than monthly, the aggregate sales loads due to it on settled purchase orders.

(c) It shall be the obligation of Financial Intermediary to provide GWFS with all necessary information regarding the application of the appropriate initial sales load to each purchase.

(d) Sales charge reductions, discounts, and waivers may be available as provided in the Prospectus. To obtain any such reductions, GWFS must be notified promptly when a transaction or transactions would qualify for the reduced charge and Financial Intermediary must submit information that is sufficient (in the discretion of GWFS) to substantiate qualification therefore. The foregoing shall include advising GWFS of any Letter of Intent signed by Financial Intermediary’s customer or of any Right of Accumulation available to such customer. If Financial Intermediary fails to so advise GWFS, Financial Intermediary will be liable for the return of any commissions plus interest thereon. Rights of Accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Prospectus, and Financial Intermediary hereby authorizes any adjustment to its account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled.

(e) In the event that Financial Intermediary notifies GWFS in writing that Financial Intermediary elects to waive the initial sales load, and if the Prospectus permits such waiver, the initial load will not be assessed on the transaction.

(f) Neither the Fund nor GWFS shall have any responsibility to correct the payment or assessment of an incorrect initial sales load due to the failure of the Financial Intermediary to fulfill the foregoing obligation.

9.
Networking. If the parties plan to participate in Networking, each agrees to do so pursuant to the standard Networking agreement it has executed and filed with the DTCC and the DTCC’s rules and procedures.

10.	Delivery of Prospectuses and Reports to Customers. Financial Intermediary will deliver or cause to be delivered to each of its customers, at or prior to the time of any purchase of shares, a copy of the Prospectus (or summary prospectus) and, upon request, a copy of the SAI. If Class A shares are offered through Financial Intermediary’s platform, Financial Intermediary agrees to deliver to its customers, copies of amended Prospectuses, proxy solicitation materials and copies of the Funds’ annual and semi-annual reports.

11.
Services. Financial Intermediary agrees to provide services in connection with distributing, selling or supporting the sale of the Class A shares of the Funds and/or providing services to shareholders (customers) of the Class A shares of the Funds including, but not limited to, the following:

(a)	if Class A shares are offered through Financial Intermediary’s platform, shareholder support services in connection with the selection or retention of the Funds' Class A shares as account options;

(b)	training sales personnel regarding the Class A shares of the Funds;

(c)
if Class A shares are offered through Financial Intermediary’s platform, communications to customers, including delivery of Prospectuses and prospectus supplements, annual and semi-annual reports, SAIs, and other information about the Funds that is requested by customers;

(d)	providing education and enrollment services to customers with respect to the Funds;

(e)	providing liaison services to customers such as, responding to customer inquiries and providing information regarding their investments;

(f)	if Class A shares are offered through Financial Intermediary’s platform, furnishing personal services and/or maintenance of accounts with respect to Class A shares attributable to those accounts;

(g)	if Class A shares are offered through Financial Intermediary’s platform, providing services with respect to Class A shares and/or for the ongoing cost of participation on the platform; and

(h)	providing such other services as GWFS may reasonably request of Financial Intermediary relating to the distribution, sales support, servicing, or selection of Class A shares of the Funds.

12.
Distribution and Service Fee. GWFS hereby appoints Financial Intermediary to provide distribution and other services to its customers who invest in and own shares that pay a fee under distribution and service plans (“Distribution and Service Plans”) adopted for a class of a Fund pursuant to Rule 12b-1 under the Investment Company Act. To the extent Financial Intermediary provides the distribution and other services described in Section 11, above,, to the extent permitted by applicable statutes, rules, or regulations, GWFS shall pay Financial Intermediary the Rule 12b-1 distribution and service fee (“Distribution and Service Fee”). All Distribution and Service Fees shall be based on the value of shares attributable to customers and eligible for such payment, and shall be calculated on the basis and at the rates set forth in the compensation schedule then in effect for the applicable Distribution and Service Plan. The Distribution and Service

Fees shall be accrued daily and paid monthly or at such other intervals permitted under the Distribution and Service Plan as the parties may agree. Financial Intermediary acknowledges that the Distribution and Service Fees will be paid solely from monies received by GWFS pursuant to the Distribution and Service Plan, and that any obligation of GWFS to pay Financial Intermediary the Distribution and Service Fees shall not arise unless and until GWFS receives from the relevant share class monies intended to be used by GWFS for such purpose and in amounts sufficient for such purpose. The provisions and terms of the Distribution and Service Plan are described in the Prospectuses, and Financial Intermediary agrees that GWFS has made no representations to Financial Intermediary with respect to the Distribution and Service Plan in addition to, or conflicting with, the description set forth in the Prospectuses. Financial Intermediary understands and agrees that (i) all Distribution and Service Fees are subject to the limitations contained in the Distribution and Service Plan, which may be amended or terminated at any time, and (ii) Financial Intermediary's failure to provide services as agreed in this Agreement will render Financial Intermediary ineligible to receive Distribution and Service Fees. GWFS and Great-West Funds on behalf of each Fund reserve the right, in its sole discretion to change the Distribution and Service Fees payable to Financial Intermediary pursuant to this Agreement at any time upon written notice to Financial Intermediary. Schedule A shall be amended or supplemented accordingly. For purposes of this Agreement, the term "Prospectuses" means the then current prospectuses and related statements of additional information, including any supplements or amendments thereto, for the respective Funds' shares.

No fees shall be due or payable under this Agreement for any period during which neither Financial Intermediary nor an affiliate of Financial Intermediary was the broker or servicer of record with respect to the applicable class of shares of the Fund otherwise attributable to a customer.

13.
Requests for Information. Financial Intermediary agrees to provide to GWFS and Great-West Funds or its designees each calendar quarter (or at such other times as they or any of them may determine) such information as shall reasonably be requested by GWFS and/or Great-West Funds or its designees with respect to the Distribution and Service Fees paid to Financial Intermediary under this Agreement. Upon reasonable prior notice and during regular business hours, Financial Intermediary will permit representatives of GWFS and Great-West Funds on behalf of each Fund reasonable access to its personnel and records to monitor the quality of services being provided by Financial Intermediary pursuant to this Agreement. Financial Intermediary shall promptly deliver to Great-West Funds or its designees with respect to each Fund such information as shall reasonably be necessary to permit Great-West Funds' directors to make an informed determination to continue the Distribution and Service Plan.

14.	Indemnification.
(a) Financial Intermediary shall indemnify, defend and hold harmless GWFS, Great-West Funds, each Fund, the transfer agent of the Funds, and their respective subsidiaries, affiliates, officers, directors, and employees from all claims, demands, liabilities, losses, or costs and expenses (including reasonable attorney’s fees and expenses), whether or not resulting in any liability to any of them, or which they or any of them may incur (“Losses”) arising out of or in connection with:

(a) any breach by Financial Intermediary of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(b) any actions or omissions of GWFS, any Fund, the transfer agent of the Funds, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(c) any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

(b) GWFS shall indemnify, defend and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors, and employees from and against any and all Losses arising out of or in connection with:

(a) any breach by GWFS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(b) any alleged untrue statement of a material fact contained in any Fund’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(c) any willful misconduct or negligence (as measured by industry standards) of GWFS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.
(c) The agreement of the parties in this Section 14 to indemnify each other is conditioned upon the party entitled to indemnification (“Indemnified Party”) giving notice to the party required to provide indemnification (“Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this paragraph shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Section. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.
(d) No party shall be liable for any special, consequential or incidental damages.
(e) The indemnification obligations contained in this indemnification provision shall survive the termination of this Agreement.

15.	Covenants of Financial Intermediary. While this Agreement is in effect, Financial Intermediary will:

(i) not purchase any Fund shares from any person at a price lower than the redemption or repurchase price, as applicable, next determined by the applicable Fund;

(ii) repay GWFS the full sales load received by Financial Intermediary under this Agreement, and any payments GWFS or its affiliates made to Financial Intermediary from their own resources, for any Fund shares purchased under this Agreement which are redeemed or repurchased by the Fund within seven (7) business days after the purchase;

(iii) obtain from its customers any consents required by applicable federal and/or state privacy laws to permit GWFS, any of its affiliates or the Funds to provide Financial Intermediary with confirmations, account statements and other information about customers' investments in the Funds; and

(iv) in connection with orders for the purchase of Fund shares on behalf of an individual retirement account, self employed retirement plan or other retirement accounts, act as agent for the custodian or trustee of such plans and shall not place such an order until Financial Intermediary has received from its customer payment for such purchase and, if such purchase represents the first contribution to such a plan, the completed documents necessary to establish the plan and enrollment in the plan.

16.	Representations and Warranties.

(a)	Financial Intermediary hereby represents and warrants to GWFS that:

(i)	it is a duly organized and validly existing entity in good standing under the laws of the jurisdiction in which it is organized;

(ii)
the execution and delivery of this Agreement and the performance of the services contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Financial Intermediary's lawful execution and delivery of this Agreement and Financial Intermediary's performance hereunder have been obtained;

(iii)
upon execution and delivery by Financial Intermediary, and assuming due and valid execution and delivery by GWFS, this Agreement will constitute a valid and binding agreement, enforceable against Financial Intermediary in accordance with its terms;

(iv)	it will promptly disclose to each customer the fees payable to Financial Intermediary under this Agreement before providing any services contemplated under this Agreement to the customer;

(v)
it has all necessary qualifications, authorizations and/or registrations relating to its participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with Financial Intermediary performed in connection with the discharge of its responsibilities under this Agreement; and

(vi)	it agrees to comply with all applicable federal and state laws, rules and regulations.

(b)	GWFS hereby represents and warrants that:

(i)	it is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized;

(ii)
the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for GWFS's lawful execution and delivery of this Agreement and GWFS's performance hereunder have been obtained;

(iii)
upon execution and delivery by GWFS, and assuming due and valid execution and delivery by Financial Intermediary, this Agreement will constitute a valid and binding agreement, enforceable against GWFS in accordance with its terms;

(iv)	it is registered with the SEC as a broker-dealer under the Exchange Act and is a member in good standing of FINRA; and

(v)	it agrees to comply with all applicable federal and state laws, rules and regulations.

17.
Confidentiality and Privacy. "Confidential Information" of any party shall mean such party's ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) in respect of which such party has a duty of confidentiality, "nonpublic personal information" of such party's "customers" (each for purposes of this section as defined in Rule 3 of Regulation S-P), as well as information which from all relevant circumstances should reasonably be assumed by a party to be confidential information of the other party, whether or not marked "Confidential Information." Confidential Information of a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances. Except as otherwise permitted by law, each party agrees not to use or disclose to any affiliate or third party, either orally or in writing, any Confidential Information for any purpose other than the purpose for which the Confidential Information was provided to that party. Without limiting any of the foregoing, each party agrees to take all precautions that are reasonably necessary to protect the security of the Confidential Information. Each party agrees to restrict access to the Confidential Information to its employees who need to know that information to perform that respective party's duties under this Agreement. Each party agrees, upon the other party's request, either to return to the requesting party or destroy all tangible items containing any Confidential Information it received or learned from the requesting party, including all copies, abstractions and compilations thereof and to destroy, delete or otherwise render unreadable all electronic or computer copies or records of or relating to same, without retaining any copies of the items required to be returned except to the extent that retention of such copies is required by applicable law or regulation; provided, however, that the obligations set forth in this sentence shall not apply to any Confidential Information that is or becomes relevant to an individual’s status as a consumer or customer of the receiving party. The obligations of this paragraph extend to all of a party's employees, agents, affiliates and contractors and each party shall inform such persons of their obligations hereunder.
Each party will, upon learning of any unauthorized disclosure or use of the other party's Confidential Information, notify the other party promptly and cooperate fully with that party to protect such Confidential Information.
The obligations in this Section 17 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, subpoena, by order of any court or government agency (provided that the disclosing party shall give prompt written notice to the non-disclosing party of such subpoena, order or other demand for disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief), or pursuant to a request from FINRA or other self-regulatory organization or to audits or inquiries from any other state or federal regulatory agency if a party is legally required to provide such agency with access to such records. Information shall not be considered Confidential Information under this Agreement and the restrictions on disclosure under this Section 17 shall not apply to the extent such information (1) is independently developed by the other party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or of any confidentiality agreements entered into before the effective date of this Agreement as evidenced by the written records of such party, or (5) is rightfully received by a party free of any obligation of confidentiality.
The parties agree that they shall abide by the applicable provisions of all applicable privacy laws and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement or any applicable privacy laws and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information, (ii) protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. In addition, each party shall use the Confidential Information of the other party solely for the purpose of providing services to customers investing in one or more of the Funds. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations. The provisions of this Section 17 shall survive the termination of this Agreement.
To the extent that any duties and responsibilities under this Agreement are delegated to an agent or subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractors adhere to the same requirements, and any delegation or appointment hereunder shall not relieve Financial Intermediary of any of its obligations under this Agreement. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the records of the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations.

18.
Term. This Agreement shall become effective with respect to each Fund upon written acceptance by GWFS. In addition, this Agreement, or any material amendment thereto, shall not take effect until it has been approved by votes of a majority of both Great-West Funds' Board of Directors and the Independent Directors (as defined in the Distribution and Service Plan). Unless sooner terminated in accordance with its terms with respect to any Fund, to the extent required by applicable law, including, without limitation, Rule 12b-1 under the Investment Company Act, or as otherwise determined by the Board, this Agreement shall continue in effect with respect to each Fund for a period of more than one year after it takes effect only for as long as such continuance is specifically approved at least annually in the manner described in the preceding sentence of this Section 18.

19.
Termination. This Agreement will automatically terminate with respect to each Fund in the event of its assignment (as such term is defined in the Investment Company Act) or upon termination of the Distribution and Service Plan. This Agreement may be terminated with respect to a Fund by Great-West Funds, by GWFS or by Financial Intermediary, without penalty, upon 90 days’ prior written notice to the other parties and (unless terminated by Great-West Funds) to Great-West Funds. This Agreement may also be terminated with respect to a Fund at any time without penalty by the vote of a majority of the Independent Directors (as defined in the Distribution and Service Plan) or a majority of the outstanding shares of a Fund on 60 days’ written notice.

20.
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its commercial arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree that the federal and state courts of Colorado have jurisdiction to enforce any arbitration award.

The arbitrators shall render a written opinion, specifying their findings of fact and conclusions of law, with a view to effecting the intent of this Agreement. The written opinion shall be signed by a majority of the arbitrators. In rendering the written opinion, the arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the state of Colorado.

21.
Non-exclusivity; Third Parties. Neither this Agreement nor the performance of the services contemplated under this Agreement shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between GWFS and Financial Intermediary. Neither party hereto shall be, act as, or represent itself as, the employee, agent or representative of the other party hereto, nor shall either party hereto have the right or authority to make any representation or assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party hereto. Except as specifically stated in this Agreement, this Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement.

22.
Anti-Money Laundering Program. Financial Intermediary represents that it has established an Anti-Money Laundering Program ("AML Program") that is reasonably designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of its customers and the source of the customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with GWFS to satisfy GWFS’ AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Funds and/or GWFS with any requested information about its customers and their Fund accounts in the event that the Funds and/or GWFS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. Additionally, at GWFS’ request (which may be made no more than once every twelve (12) months), Financial Intermediary will provide GWFS with a SSAE 16 (Standards for Attestation Engagements No. 16) report or a reasonable equivalent thereto which details Financial Intermediary’s internal controls related to its investment program on behalf of Customers.

23.
Customer Identification Program. Customers (whether potential, current, or prior investors) shall be deemed to be customers of Financial Intermediary for compliance with all applicable anti-money laundering and other requirements of federal and state law and regulatory and self-regulatory rules and regulations governing transactions and accounts, as now or hereafter in effect sufficient for Financial Intermediary to (a) effectively service the Customers’ accounts; (b) act in accordance with special handling instructions for the Customers’ accounts as required; (c) understand the authority of each person acting on behalf of the Customers; and (d) comply with applicable laws, regulations and rules. GWFS shall not be required to make any investigation into the facts surrounding any transaction that it may execute or clear for Financial Intermediary. Financial Intermediary is responsible for establishing and/or maintaining Customers’ accounts for purposes of suitability or “Know Your Customer” rules and regulations.

24.
Responsibilities of the Parties. Although Financial Intermediary has exclusive responsibility for compliance with all applicable anti-money laundering rules, to the extent either party becomes aware of possible money laundering or other suspicious activity that party shall inform the other party of such activity (unless requested not to do so by competent law enforcement officials) in order to cooperate on an appropriate course of action, including cooperatively filing a suspicious activity report.

25.	ERISA Assets. To the extent shares are purchased by Financial Intermediaries’ customers through an employee benefit plan subject to Title I of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), Financial Intermediary represents and warrants that it either:
(a) is not a "fiduciary" with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"); or

(b) its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

26.
Use of Names. Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Funds in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.

27.
Marketing and Advertising Material. Financial Intermediary shall ensure that its officers, employees and representatives will not use any sales material or information concerning the Funds, including but not limited to written, audio, or video sales material, unless such material has been provided or approved in writing by GWFS. In accordance with the requirements of applicable law, Financial Intermediary shall maintain complete records indicating the manner, date and extent of distribution of any such material. GWFS will use reasonable efforts to provide to Financial Intermediary and its representatives information and assistance, including reasonable quantities of sales literature and other Fund materials that Financial Intermediary is required to provide to its customers.

28.
Security Against Unauthorized Use of Funds’ Recordkeeping Systems. Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Funds or GWFS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by GWFS.

29.
Certification of Customers’ Taxpayer Identification Numbers. Financial Intermediary agrees to obtain any taxpayer identification number certification from its customers required under the Code, as amended, and any applicable Treasury regulations, and to provide GWFS, or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding. Financial Intermediary will not knowingly accept or act upon any instruction to purchase shares from a customer located outside the United States of America or for the account of any non-US person.

30.
Records. Financial Intermediary will maintain all records required to be kept by state and federal law, regulation or rules relating to transactions in shares and, upon request by the Funds, will promptly make such records available to the Funds or their designee. Financial Intermediary agrees that possession by GWFS of surveillance records, exception reports, or other similar data shall not obligate GWFS to establish procedures or investigate facts for dealing with such material or to review or be aware of its contents.

31.
Notices. Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal or overnight delivery, first class mail or facsimile (with confirming copy by delivery or mail as provided herein). Unless otherwise notified in writing, all notices to GWFS shall be given or sent to GWFS at 8515 East Orchard Road, Greenwood Village, CO 80111, attn: Charles P. Nelson, President, cc: Beverly A. Byrne, Secretary and Chief Compliance Officer; and all notices to Financial Intermediary shall be given or sent to Financial Intermediary at                     .

32.
Amendment; Entire Agreement. To the extent permitted by law, this Agreement, including any schedules hereto, may be amended only by a written instrument signed by both of the parties hereto; provided, however, that Schedule A may be amended as provided in any written notice delivered by GWFS to Financial Intermediary. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements, representations and warranties, written or oral, between the parties relating to said subject matter, and Financial Intermediary agrees that GWFS shall have no obligations to Financial Intermediary other than those expressly provided herein.

33.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to principles of conflict of laws.

34.
Waivers. There shall be no waiver of any provision of this Agreement except a written waiver signed by Financial Intermediary and GWFS. No written waiver shall be deemed a continuing waiver or a waiver of any other provision, unless such written waiver expresses such intention.

35.
Setoff. Should Financial Intermediary owe any sum of money to GWFS under or in relation to this Agreement for the purchase, sale, redemption or repurchase of any Great-West Funds’ shares, GWFS may offset and recover the amount owed by Financial Intermediary to GWFS or Great-West Funds from any amount owed by GWFS to Financial Intermediary, without notice or demand to Financial Intermediary.

36.
Counterparts, Severability. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

37.	Headings. The section headings in this Agreement are included solely for the convenience of the parties, and shall not be construed as having any legal or interpretive effect.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of this          day of _______________, 20_____.

GWFS Equities, Inc.                    [Insert Name of Intermediary]

By:                            By:    _____________________________

Name:                            Name:    _____________________________

Title:                            Title:    _____________________________

SCHEDULE A
Covered Funds and Share Classes

Funds and Share Classes Covered by this Agreement:

Funds                                Share Class(es)

Great-West SecureFoundation® Balanced ETF Fund        Class A

SCHEDULE B
Rule 22c-2

Appendix A

To the extent Financial Intermediary is a “financial intermediary” with respect to Great-West Funds, Financial Intermediary agrees as follows:

1.    Agreement to Provide Information. Financial Intermediary agrees to provide Great-West Funds or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders(s) or account (if known), and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Financial Intermediary during the period covered by the request.

A.    Period Covered by Request. Requests must set forth a specific period, which will generally not exceed one hundred eighty (180) days from the date of the request, for which transaction information is sought. Great-West Funds may request transaction information older than one hundred eighty (180) days from the date of the request as it deems necessary to investigate compliance with policies established by Great-West Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by Great-West Funds.

B.    Form and Timing of Response. Financial Intermediary agrees to provide, promptly upon request of Great-West Funds, but in no event later than five (5) business days or such other time as agreed to by Great-West Funds, the requested information specified in paragraph 1. If requested by Great-West Funds or its designee, Financial Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 1 is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of Great-West Funds or its designee, promptly (within the time period designated above) either: (i) provide or arrange to provide to Great-West Funds or its designee, the information in paragraph 1 for those Shareholders who hold an account with an Indirect Intermediary, or (ii) if directed by Great-West Funds or its designee, restrict or prohibit further purchases of Great-West Funds’ Shares from such Indirect Intermediary. In such instances, Financial Intermediary agrees to inform Great-West Funds or its designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to Great-West Funds or its designee should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “Indirect Intermediary” has the same meaning as in Rule 22c-2 under the 1940 Act.

C.    Limitations on Use of Information. Great-West Funds agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Financial Intermediary.

2.    Agreement to Restrict Trading. Financial Intermediary agrees to execute written instructions from Great-West Funds or its designee to restrict or prohibit further purchases or exchanges of Shares or take such other action as requested by Great-West Funds or its designee for a Shareholder that has been identified by Great-West Funds or its designee as having engaged in transactions of Great-West Funds’ Shares (directly or indirectly through the Financial Intermediary’s account) that violate policies established by Great-West Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by Great-West Funds.

A.    Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the information relates.

B.    Timing of Response. Financial Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Financial Intermediary.

C.    Confirmation by Financial Intermediary. Financial Intermediary must provide written confirmation to Great-West Funds or its designee that instructions have been executed. Financial Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.    Definitions

A.    The term “Great-West Funds” includes the Great-West Funds’ principal underwriter and transfer agent and the separate series of Great-West Funds. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

B.    The term “Financial Intermediary” shall mean a “financial intermediary” as defined in Rule 22c-2 under the 1940 Act.

C.    The term “Purchase” does not include the automatic reinvestment of dividends.

D.    The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by Great-West Funds that are held by the Financial Intermediary.

E.    The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Financial Intermediary in nominee name.

F.     For retirement record keepers, the term “Shareholder” means the plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares.

G.    The term “written” includes electronic writing and facsimile transmissions.